Exhibit 10.16

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT (the “Option Award Agreement”) is entered into on the date set forth in Exhibit A (the “Grant Date”) by and between DILIGENT BOARD MEMBER SERVICES, INC., a Delaware corporation (the “Company”), and [•] (the “Awardee”).

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intention, the Company desires to grant the Awardee incentive stock options (the “Option”) with respect to the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Diligent Board Member Services, Inc. 2013 Incentive Plan (the “2013 Plan”) on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Award.  Subject to the terms and conditions of this Option Award Agreement, the Company hereby grants to the Awardee an Option to purchase the number of Shares set forth in Exhibit A on the terms and conditions set forth in Exhibit A.  This award is made pursuant to and is subject to the terms of the 2013 Plan.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the 2013 Plan.  To the extent designated as an incentive stock option (“ISO”), this Option is intended to qualify as an incentive stock option under Section 422 of the Code.  However, notwithstanding such designation, if the Awardee becomes eligible in any given year to exercise ISOs for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess shall be treated as non-qualified stock options (“NSOs”).  In the previous sentence, “ISOs” include ISOs granted under any plan of the Company or any parent or any subsidiary.  For the purpose of deciding which Options apply to Shares that “exceed” the $100,000 limit, ISOs shall be taken into account in the same order as granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.  The Awardee hereby acknowledges that there is no assurance that the Option will, in fact, be treated as an incentive stock option under Section 422 of the Code.

2.                                    Conditions of Exercise.  This Option may not be exercised unless all of the following conditions are met:

(a)                                 Counsel for the Company must be satisfied at the time of exercise that the issuance of Shares upon exercise of this Option will be in compliance with the Securities Act of 1933, as amended, and all other applicable federal and state laws.

(b)                                 The Awardee must give the Company written notice of exercise specifying the number of Shares with respect to which this Option is being exercised, and at the time of exercise pay the full purchase price for the Shares being acquired (i) in cash or check acceptable to the Company, (ii) by surrender of Shares that otherwise would have been delivered to the Awardee upon exercise of the Option, up to the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Awardee in cash or other form of payment permitted under this Option, or (iii) by such other manner as the Committee may authorize.

(c)                                  The Awardee must at all times during the period beginning with the Grant Date and ending on the date of such exercise have been an employee of the Company (or of a corporation or a parent or subsidiary of a corporation assuming this Option by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation in a transaction to which Section 424(a) of the Code applies), provided, however, that:

(i)                               if the Awardee ceases to be an employee of the Company due to termination of employment by the Company without Cause (as defined below) or the Awardee’s resignation from employment with the Company, this Option will remain in full force and effect and may be exercised, to the extent exercisable on the date of termination, until the earlier of (x) ninety (90) days from the date of the Awardee’s termination of employment or (y) the expiration of this Option, and

(ii)                            if the Awardee ceases to be an employee of the Company due to death or Disability (as defined below), this Option will remain in full force and effect and may be exercised, to the extent exercisable on the date of termination, until the earlier of (x) one (1) year from the date of the Awardee’s termination of employment or (y) the expiration of this Option.

For avoidance of doubt, it the Awardee ceases to be an employee of the Company due to termination of employment by the Company for Cause, this Option shall immediately terminate on the date of such termination and shall not be exercisable for any period following such date.

As used herein:

“Cause” means: (i) the Awardee commits a material act of dishonesty, deceit, or breach of fiduciary duty in the performance of the Awardee’s duties as an employee of the Company; (ii) the Awardee neglects or fails on a recurring basis and in a material respect, to perform the Awardee’s job duties to the Company; (iii) the Awardee substantially violates any written policy or reasonable expectation of the Company regarding employee behavior or conduct that has been communicated to the Awardee by the Company or such employee behavior or conduct is outside the remit of the Awardee’s job description and the Awardee does not cure such breach within thirty (30) days after written notice from the Company; (iv) the Awardee is convicted of, or pleads nolo contendere, to (a) any felony, or any misdemeanor involving moral turpitude or (b) any crime or offense involving dishonesty with respect to the Company or (v) the Awardee materially breaches any provision of any agreement between the Awardee and the Company relating to the Awardee’s employment with the Company and does not cure such breach within thirty (30) days after written notice from the Company, except that such cure period shall not apply to any breach by the Awardee of any provision of the Company’s Assignment of Inventions, Non-Disclosure and Non-Solicitation Agreement or any similar agreement entered into by the Awardee and the Company.

“Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Awardee is unable to perform the essential functions of the Awardee’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) ninety (90) days during any twelve (12) month period.

(d)                                 The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  Notwithstanding the foregoing, if so requested by the Awardee, the Company shall provide for such withholding by withholding Common Stock that otherwise would be issued to the Awardee upon exercise of the Option having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount.

(e)                                  The Shares covered by this Option have been listed (subject only to official notice of issuance) on any national securities exchange on which the Common Stock is then listed.

3.                                      Restrictions on Transfer and Exercise.

(a)                                 Except as provided in this Section 3, this Option, and rights under this Option, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Awardee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company.

(b)                                 This Option shall be exercisable only by the Awardee during the Awardee’s lifetime, or by the person to whom the Awardee’s rights shall pass by will or the laws of descent and distribution.  Notwithstanding anything in the 2013 Plan to the contrary, an award of NSOs shall be transferable pursuant to a domestic relations order.

(c)                                  If at the time of the Awardee’s death this Option has not been fully exercised, the Awardee’s estate or any person who acquires the right to exercise this

Option by bequest or inheritance or by reason of the Awardee’s death may, at any time within one year after the date of the Awardee’s death, exercise this Option with respect to up to the entire remaining number of Shares subject to this Option.  It shall be a condition to the exercise of this Option after the Awardee’s death that the Company shall have been furnished evidence satisfactory to it of the right of the person exercising this Option to do so and that all estate, transfer, inheritance or death taxes payable with respect to this Option or the Shares to which it relates have been paid or otherwise provided for to the satisfaction of the Company.

4.                                      Awardee Representations.  The Awardee understands that the Awardee (and, subject to Section 2(d) above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

5.                                      No Right to Continued Employment.  By accepting this Option Award Agreement, the Awardee acknowledges and agrees that neither the grant of this Option nor any of the terms herein (including the exercise schedule) constitute an express or implied promise of continued employment or service for the exercise period or for any other period, and shall not interfere with the Awardee’s right or the right of the Company to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that the Awardee may have entered into with the Company.

6.                                      Governing Law.  This Option Award Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.

7.                                      Entire Agreement.  This Option Award Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Option Award Agreement.  Notwithstanding the foregoing, this Option Award Agreement and the Award made hereby shall be subject to the terms of the 2013 Plan.

8.                                      Section 409A.  This Option Award Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Option Award Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  In no event shall the Committee, the Board, or the Company (or their respective employees, officers or directors) have any liability to the Awardee (or any other person) due to the failure of an award to satisfy the requirements of Section 409A.  Although the parties endeavor to have this Option Award Agreement comply with the requirements of Section 409A, there is no guarantee that the Awardee will not be subjected to the payment of any tax or interest under Section 409A, and the Awardee shall not have any right to indemnification with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement on the date first written above.

DILIGENT BOARD MEMBER SERVICES, INC.

By:
Name:
Title:

AWARDEE

Name:

EXHIBIT A

(a)                                 Awardee’s Name:

(b)                                 Grant Date:

(c)                                  Number of Shares Covered By This Option:

                                                                     Shares, as follows:

                                                Number Covered by Incentive Stock Options:                       (1)

                                                Number Covered by Non-Qualified Stock Options:

(d)                                 Exercise Price: $         USD(2)

(e)                                  Expiration Date:                   , 202  (3)

(f)                                   Exercise Schedule: The Shares shall vest as follows:

One-fourth of the Shares covered by this Option shall become vested on each anniversary of the Grant Date, provided that the Awardee is in the employ of the Company on such anniversary of the Grant Date.

(Initials)
Awardee

(Initials)
Company Signatory

(1)  To be the maximum number of shares that fit within the $100,000 per year limit (based on regular vesting schedule)

(2)  Will be the United States dollar equivalent of the Company’s closing stock price on the last trading day of the New Zealand Stock Exchange immediately prior to the Grant Date.

(3)  Will be the day before the tenth anniversary of the Grant Date.